Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
AG Twin Brook Capital Income Fund
(Name of Issuer)
AG Twin Brook Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$35,227,427(1)	0.0001476	$5,199.57(2)
Fees Previously Paid
Total Transaction Valuation	$35,227,427
Total Fees Due for Filing			$5,199.57
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$5,199.57

(1)    The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the “Shares”) of AG Twin Brook Capital Income Fund (the “Fund”), based upon the net asset value per share as of November 30, 2023, of $25.75. This amount is based upon the offer to purchase up to 1,368,055 Shares, par value $0.001 per share, of the Fund.
(2)    Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.